SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM N-8A

         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:       PRECIOUS METALS AND EQUITY TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
                  2717 Furlong Road
                  Doylestown, PA  18901

Telephone Number (including area code):   (215) 794-2980

Name and address of agent for service of process:
                  Peter Keefe Blume, Esquire
                  Yukevich, Blume, Marchetti & Zangrilli, P.C.
                  6th Floor, One Gateway Center
                  Pittsburgh, PA  15222

Check Appropriate Box:
            Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                              Yes: X      No:

                                   SIGNATURES

            Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Pittsburgh, the Commonwealth of Pennsylvania, on the 3rd day of September, 1996.

                                    PRECIOUS METALS AND EQUITY TRUST

                                       By: PETER K. BLUME
                                         Peter Keefe Blume, Attorney-in-Fact
Attest:
PETER K. BLUME
Peter Keefe Blume, Attorney-in-Fact

                   The Exhibit Index is located on page 2.


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                                  EXHIBIT INDEX



                                                      Sequential
Exhibit                 Item                          Page No.



  1                     Power of Attorney                  4

  2                     Certified Resolutions              7